Exhibit 99.1

Text of Nasdaq Response Letter to SGRP

July 16, 2021

Ms. Fay DeVriese

Chief Financial Officer, Treasurer and Secretary

SPAR Group, Inc.

1910 Opdyke Court

Auburn Hills, Michigan 48326

Re: SPAR Group, Inc. (the “Company”)

Nasdaq Symbol: SGRP

Dear Ms. DeVriese:

On June 15, 2021, Staff notified the Company that due to the simultaneous resignations of all three directors on its audit committee, effective June 9, 2021, only two out of six directors were independent and remained on the Board of Directors (the “Board”). As a result, the Company no longer complied with Nasdaq’s majority independent board and audit committee requirements as set forth in Listing Rule 5605 (the “Rules”). Pursuant to our discretionary authority set forth in Listing Rule 5101, Staff requested that the Company submit a plan of compliance (the “Plan”) by June 29, 2021.1 Based on our review of the materials submitted on July 2, 2021, Staff has determined to grant the Company an extension to regain compliance with the Rules, as described below.

According to your Plan, the Board and the Company retained Caldwell Partners (“Caldwell”) in mid-June 2021, to lead an independent director search and identify suitable candidates to serve on the Board and audit committee. You indicated that at the end of June 2021, Caldwell presented its initial slate of thirteen potential directors, reduced to seven candidates, who are being assessed for their eligibility and willingness to serve on the Board. To that end, you expect to complete the review process with Caldwell by September 20, 2021, and thereafter appoint three independent directors to the Board and audit committee, by October 1, 2021, thereby enabling the Company to regain compliance with the Rules.

Therefore, Staff has determined to grant the Company an extension until October 15, 2021, to regain compliance with the majority independent board and audit committee requirements. In the event the Company does not satisfy the terms, Staff will provide written notification that its securities will be delisted. At that time, the Company may appeal Staff’s determination to a Hearings Panel.

1 On June 28, 2021, the Company requested, and Staff granted a brief extension until July 6, 2021 to submit the Plan. The Company submitted the Plan on July 2, 2021.